FOR IMMEDIATE RELEASE..BUSINESS & FINANCIAL EDITORS
 ..September 27, 1995


PACIFICORP AND PACIFIC TELECOM, INC. ANNOUNCE APPROVAL OF MERGER

            PacifiCorp (NYSE:PPW) and Pacific Telecom, Inc. (Nasdaq National Market:PTCM) jointly announced today the approval of the merger of Pacific Telecom with a wholly owned subsidiary of PacifiCorp Holdings, Inc. pursuant to which PacifiCorp Holdings will acquire all of the outstanding shares of Pacific Telecom not previously owned by it for $30 per share in cash. PacifiCorp Holdings is a wholly owned subsidiary of PacifiCorp. As a result of the merger, Pacific Telecom will be an indirect, wholly owned subsidiary of PacifiCorp.

            The merger was approved today at Pacific Telecom's annual meeting by holders of a majority of the approximately
5.3 million shares held by unaffiliated public shareholders. In addition, the shareholders of Pacific Telecom elected a total of ten directors, including four new directors who were nominees of PacifiCorp Holdings.

            Shareholders of Pacific Telecom, Inc. common stock should not send their certificates representing shares directly to Pacific Telecom to receive payment of the merger consideration. Instead, the shareholders will receive instructions regarding the surrender of their shares for payment from LaSalle National Bank, the Paying Agent appointed in connection with the merger. If you have questions regarding procedures for surrendering your shares, please contact LaSalle National Bank at (312) 904-2450.

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